Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

HAMLET HOLDINGS LLC,

HAMLET MERGER INC.

AND

HARRAH’S ENTERTAINMENT, INC.

Dated as of December 19, 2006

i

Glossary of Defined Terms

Defined Terms	Defined in Section
Acceptable Confidentiality Agreement	Section 8.11(a)
Acquisition Proposal	Section 5.02(g)(i)
Adjustment Date	Section 1.06
Affiliate	Section 8.11(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.02(e)(B)(i)
Apollo	Section 4.05(b)
Article Nine	Section 3.03(b)(iv)(B)
Associate	Section 8.11(b)
beneficial ownership	Section 8.11(c)
Breakup Fee	Section 7.03(c)
Burdensome Condition	Section 5.05(f)(iv)
Business Day	Section 8.11(d)
Bylaws	Section 8.11(e)
Certificate of Incorporation	Section 8.11(f)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)(x)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Company	Preamble
Company Board Recommendation	Section 3.03(b)(iii)
Company Financial Advisors	Section 3.08
Company Intellectual Property	Section 3.15
Company SEC Reports	Section 8.11(g)
Company Securities	Section 3.02(a)
Confidentiality Agreements	Section 8.02
Consent Solicitation	Section 5.14(a)
Controlled Group Liability	Section 8.11(h)
Convertible Indebtedness	Section 3.02(a)
Convertible Indenture	Section 5.14(c)
Convertible Notes	Section 5.14(c)
Corporation Law	Recitals
Current Employees	Section 5.07(b)
Debt Financing	Section 4.05(a)
Debt Financing Commitments	Section 4.05(a)
Debt Tender Offer	Section 5.14(a)
Delaware Secretary	Section 1.02
Derivative Share Consideration	Section 2.04(a)
Discharge	Section 5.14(b)
Disclosure Letter	Article III

Dissenting Shares	Section 2.01
Dual Voting Structure	Section 4.07
Effective Time	Section 1.02
Environment	Section 3.14(b)(i)
Environmental Claim	Section 3.14(b)(ii)
Environmental Law	Section 3.14(b)(iii)
Environmental Permits	Section 3.14(a)
Equity Financing	Section 4.05(b)
Equity Financing Commitments	Section 4.05(b)
ERISA	Section 8.11(t)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04(b)(ii)
Excluded Party	Section 5.02(b)
Expected Date	Section 5.11(b)
Expenses	Section 7.03(f)
Extended Date	Section 7.01(c)
Financing	Section 4.05(b)
Financing Commitments	Section 4.05(b)
Foreign Antitrust Laws	Section 3.04(b)(i)
GAAP	Section 8.11(i)
Gaming Approvals	Section 8.11(j)
Gaming Authorities	Section 8.11(k)
Gaming Laws	Section 8.11(l)
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 3.14(b)(iv)
hereby	Section 8.11(m)
herein	Section 8.11(m)
hereinafter	Section 8.11(m)
HSR Act	Section 3.04(b)(i)
including	Section 8.11(n)
Indemnified Persons	Section 5.06(a)
Indenture	Section 5.14(a)
Intellectual Property Rights	Section 3.15
Investment Canada Act	Section 3.04(b)(vi)
knowledge	Section 8.11(o)
Laws	Section 3.13
Licensed Persons	Section 4.07
Liens	Section 8.11(p)
Limited Guarantees	Section 7.04
Marketing Period	Section 5.11(b)
Material Adverse Effect	Section 8.11(q)
Material Contract	Section 3.17(a)
Material Subsidiaries	Section 5.01
Merger	Section 1.01

v

Merger Consideration	Section 1.06
Merger Shares	Section 1.06
Merger Sub	Preamble
New Unsecured Credit Facility	Section 5.01(e)
Notes	Section 5.14(a)
Notice Period	Section 5.02(e)(B)(i)
Notifying Party	Section 5.05(c)
Option	Section 2.04(a)
Other Filings	Section 3.07
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Permitted Liens	Section 8.11(r)
Person	Section 8.11(s)
Plan	Section 8.11(t)
Preferred Shares	Section 3.02(a)(i)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.16(b)
Regular Dividend Rate	Section 5.01(c)
Release	Section 3.14(b)(v)
Representatives	Section 8.11(u)
Required Information	Section 5.11(a)(iii)
Requisite Stockholder Vote	Section 3.22
Restricted Shares	Section 2.04(c)
Reverse Breakup Fee	Section 7.03(e)
SAR	Section 2.04(a)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.05(a)
Share	Section 1.06
Shares	Section 1.06
Solicitation Period End-Date	Section 5.02(a)
Special Committee	Recitals
Special Meeting	Section 5.04
Special Shares	Section 3.02(a)(iii)
Subsidiary	Section 8.11(v)
Subsidiary Securities	Section 3.02(b)(iii)
Superior Proposal	Section 5.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)(v)

Target Regulatory Approval Date	Section 5.05(a)(ii)
Tax	Section 3.12(h)
TPG	Section 4.05(b)
WARN	Section 3.10(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2006, by and among Hamlet Holdings LLC, a Delaware limited liability company (“Parent”), Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of nonmanagement directors (the “Special Committee”) thereof, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, and in the best interests of, the stockholders of the Company (other than Parent or Merger Sub);

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has (by a unanimous vote of all directors) adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement in accordance with Section 251 of the Delaware General Corporation Law (the “Corporation Law”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01           The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”).  The

Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Harrah’s Entertainment, Inc.” and shall continue its existence under the Laws of the State of Delaware.  In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.02           Consummation of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, at a location to be agreed by the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso).  The date of the Closing is referred to as the “Closing Date.”  On the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by duly filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) an executed certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such reasonable further actions as may be required by Law to make the Merger effective.  The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.03           Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

Section 1.04           Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect prior to the date of mailing of the Proxy Statement, except as thereafter amended, except that Article I thereof shall read as follows:  “The name of the Corporation is Harrah’s Entertainment, Inc.” and except for any references to the incorporator or original directors of Merger Sub and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law.  The Bylaws of the Company shall be amended in the Merger to be the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except as thereafter amended, and as so amended shall be the Bylaws of the Surviving Corporation.

Section 1.05           Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.06           Conversion of Shares.  Each share of common stock of the Company, par value $0.10 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, including all vested and unvested Restricted Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share equal to $90.00, without interest, upon the surrender of the certificate representing such Shares as provided in Section 2.02 (the Shares so converted and the Dissenting Shares are hereinafter referred to as the “Merger Shares”).  In the event that the Effective Time shall not have occurred by February 29, 2008 (the “Adjustment Date”) the $90.00 cash amount per Share to be paid pursuant to the preceding sentence shall be increased for each day after the Adjustment Date, through and including the Closing Date, by adding thereto the excess (which shall not be less than zero) of (i) an amount equal to $0.01973 per day over (ii) any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared, made or paid (without duplication) on a Share from and after the Adjustment Date through and including the Closing Date (the per Share amount to be paid pursuant to this Section 1.06 (rounding to the nearest cent) is referred to herein as the “Merger Consideration”).  At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.07           Conversion of Common Stock of Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.  The Surviving Corporation shall be recapitalized effective as of the Effective Time to implement the Dual Voting Structure.  The voting shares issuable by the Surviving Corporation shall be held by Parent, and the non-voting shares issuable by the Surviving Corporation shall be held by equity providers.

Section 1.08           Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Options, SARs or restricted stock units pursuant to the Merger or this Agreement any amounts as are required to be withheld as to any holder subject to withholding under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment.  Parent and the Surviving Corporation shall also be entitled to deduct and withhold from the Merger Consideration payable to a holder of Shares in those circumstances where such withholding is required under the

Internal Revenue Code or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, SARs or restricted stock units in respect of which such deduction and withholding was made.

Section 1.09           Subsequent Actions.  If at any time after the Effective Time any deeds, bills of sale, assignments, assurances or any other actions or things are necessary to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law.  Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the Corporation Law.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon.  The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section

262 of the Corporation Law, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the Corporation Law.  The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.02           Payment for Shares; Options; SARs; Restricted Stock Units.

(a)           Prior to or simultaneously with the filing of the Certificate of Merger with the Delaware Secretary, Parent will deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and acceptable to the Company (the “Paying Agent”) for the benefit of the holders of the Shares and holders of Options, SARs and restricted stock units, as applicable, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all Merger Shares (excluding Dissenting Shares) outstanding immediately prior to the Effective Time (including all vested and unvested Restricted Shares and restricted stock units) and (ii) at the Company’s election made at least two Business Days prior to the Effective Time, the aggregate Derivative Share Consideration (as hereinafter defined) in exchange for all Options and SARs outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 1.06, 1.08 and 2.04, except to the extent expressly provided in this Agreement.

(b)           As soon as practicable after the Effective Time but in any event no later than two Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of an outstanding certificate or certificates (the “Certificates”) as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or affidavits of loss in lieu thereof) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor.  Following surrender to the Paying Agent of a Certificate or affidavits of loss in lieu thereof, together with such letter of transmittal duly executed in accordance with the instructions thereto, the Surviving Corporation shall cause the Paying Agent to mail to the holder of such Certificate, within five days of the later to occur of (A) the Effective Time and (B) the Paying Agent’s receipt of such Certificates (or affidavits of loss in lieu thereof), cash in an amount (subject to any applicable withholding Tax specified in Section 1.08) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, except to the extent otherwise provided in Section 2.01 in the case of Dissenting Shares, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of an indemnity agreement or a bond in such customary and reasonable amount as the Surviving Corporation may specify as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented thereby.

(d)           Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company or holders of Options, SARs or restricted stock units for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand.  Any former stockholders of the Company or holders of Options, SARs or restricted stock units who have not complied with this Section 2.02 or received payment under Section 2.04 prior to the end of the applicable escheat period shall thereafter look to Parent and the Surviving Corporation but only as general creditors thereof for payment of their claim for the Merger Consideration or the Derivative Share Consideration, without any interest thereon.  Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies properly delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to the end of the applicable escheat period (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any applicable abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           The Paying Agent shall invest any cash included in the Payment Fund as reasonably directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in a fund managed by an affiliate of the Paying Agent that invests solely in the foregoing.  After payment of the Merger Consideration and the Derivative Share Consideration, any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

Section 2.03           Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for payment of the Merger Consideration as provided in this Article II, subject to Section 2.01 in the case of Dissenting Shares.

Section 2.04           Treatment of Equity-Based Awards & Deferred Compensation.

(a)           The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) and stock appreciation right (a “SAR”) granted under a Plan listed on Section 3.09(a) of the Disclosure Letter that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and converted into the right to receive at the Effective Time from the Surviving Corporation (or, if the Company has made the election provided in Section 2.02(a)(ii), the Payment Fund) or as soon as practicable thereafter (but in no event later than five days after the Effective Time), in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option or SAR (whether vested or unvested) and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR, less any required withholding Taxes (collectively, the “Derivative Share Consideration”).

(b)           As soon as practicable after the Effective Time but in any event no later than two Business Days thereafter, the Surviving Corporation shall pay, or if the Company makes the election contemplated by Section 2.02(a)(ii), cause the Paying Agent to pay, to each holder of Options or SARs the Derivative Share Consideration with respect to such Options and SARs.

(c)           Each Share granted subject to vesting or other lapse restrictions pursuant to any Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(d)           The Company shall take any actions reasonably necessary to effectuate the termination of the Options and SARs effective at the Effective Time (at which time the Options and the SARs shall represent the right to receive the applicable Derivative Share Consideration); it being understood that the intention of the parties is that following the Effective Time no holder of an Option, SAR, Restricted Share or restricted stock unit or any participant in any Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Corporation.  Prior to the Effective Time, the Company shall deliver to the holders of the Options, SARs, Restricted Shares and restricted stock units appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(e)           All restricted stock units under the Company TARSAP Deferral Plan, dated as of July 28, 1999, shall accelerate immediately prior to the Effective Time and will be converted on a one-for-one basis into Shares immediately prior to the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Share, less any required withholding Taxes.

Section 2.05           Further Actions.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction (but excluding in any event the effect of any cash dividends permitted under Section 5.01(c)), the Merger Consideration and the Derivative Share Consideration shall be appropriately adjusted to provide to the holders of the Shares, Options, SARs, Restricted Shares and restricted stock units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or the Derivative

Share Consideration, as applicable, subject to further adjustment in accordance with this Section 2.05; provided that this Section 2.05 shall be without prejudice to the covenants contained elsewhere in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to Parent as follows, except (a) to the extent disclosed in the Company SEC Reports (other than with respect to Sections 3.02 and 3.05) filed or furnished with the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward looking statements, and any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures), and (b) to the extent disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement on or prior to the date hereof (the “Disclosure Letter”) that specifically relates to such section, or, if disclosed in another section of the Disclosure Letter, is reasonably apparent on its face to relate to such section, of Article III below:

Section 3.01           Organization and Qualification.  The Company and each of its Subsidiaries is a duly organized and validly existing organization in good standing under the Laws of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except such power, authority, qualifications, good standing and authorization the failure to have has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries which interest would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.02           Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 720,000,000 Shares, (ii) 150,000 shares of preferred stock of the Company, par value $100.00 per share (the “Preferred Shares”), and (iii) 5,000,000 shares of special stock of the Company (the “Special Shares”), par value $1.125 per share.  As of the close of business on December 14, 2006, 186,080,965 Shares (including Restricted Shares), no Preferred Shares and no Special Shares were issued and outstanding, 35,657,985 Shares, no Preferred Shares and no Special Shares were held in the Company’s treasury, 8,504,368 Shares, no Preferred Shares and no Special Shares were reserved for issuance under the Plans and no Shares, no

Preferred Shares and no Special Shares were reserved for issuance pursuant to outstanding debt securities of the Company that are convertible into equity securities of the Company (“Convertible Indebtedness”), except for shares reserved for issuance upon conversion of the Convertible Notes.  No Shares, no Preferred Shares and no Special Shares have been issued from December 14, 2006 to the date hereof, except upon exercise of Options.  In addition, as of such date, there were outstanding Options to purchase an aggregate of 10,846,628 Shares, no Preferred Shares and no Special Shares and 926,250 Shares, no Preferred Shares and no Special Shares are issuable upon conversion of the Convertible Indebtedness.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.  Section 3.02(a) of the Disclosure Letter contains (in all but de minimis respects) a true, correct and complete list, as of the date of this Agreement, of each Option, SAR, restricted stock unit and other equity-based award outstanding, the number of Shares issuable thereunder or to which such award pertains and the exercise or conversion price, if applicable, related thereto.  The per share exercise price or purchase price for each Option is equal to or greater than the fair market value of the underlying Shares determined as prescribed by such plan on the effective date of the corporate action effectuating the grant of such Option.  Except for the Options, SARs and restricted stock units and Convertible Indebtedness, as of the date of this Agreement, there are no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares, Preferred Shares or Special Shares.  Except to the extent set forth in Section 3.02(a) of the Disclosure Letter, as of the date of this Agreement there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities other than pursuant to any Plan, as required by Law, or as required by the Certificate of Incorporation or the Bylaws, and other than such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There are no voting trusts or other agreements or understandings to which the

Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

(b)           The Company or one or more of its Subsidiaries is the record and beneficial owner of the equity interests held by it of each Subsidiary of the Company, free and clear of any Lien other than Permitted Liens.  As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any material payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company.  Except to the extent set forth in Section 3.02(b) of the Disclosure Letter, as of the date of this Agreement there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except to the extent set forth in Section 3.02(b) of the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.03           Authority for this Agreement; Board Action.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Stockholder Vote, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the recommendation of the Special Committee, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the

Debt Tender Offer, the Consent Solicitation and, with respect to completion of the Merger, the adoption of this Agreement in accordance with Section 251 of the Corporation Law) by the Requisite Stockholder Vote, prior to the consummation of the Merger and the filing of the Certificate of Merger with the Delaware Secretary.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The Company’s Board of Directors (at a meeting or meetings duly called and held) has by a unanimous vote of all directors, acting upon the recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted to the stockholders of the Company for their consideration and, subject to Section 5.02(c), resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (the “Company Board Recommendation”), (iv) irrevocably taken all actions necessary so that the restrictions (A) contained in Section 203 of the Corporation Law and (B) Article Nine of the Certificate of Incorporation (“Article Nine”) shall be inapplicable to the execution, delivery and performance of this Agreement, the consummation of the Merger, and the other transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.09 hereof as of the date hereof, and (v) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.  For purposes of Article Nine, the action of the Board of Directors of the Company referred to in clause (iv) above constitutes the approval of the Merger by a majority of the “Continuing Directors” (as defined in Article Nine).

Section 3.04           Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Laws or injunctions, (iii) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Liens contemplated in connection with the Financing Commitments and Permitted Liens), except, in case of clauses (i) (as to Subsidiaries only), (ii), (iii) and (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a (A) Material Adverse Effect, or (B) material adverse effect on the ability of the Company to consummate the Merger without material delay.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust, competition or similar Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the New York Stock Exchange and such other U.S. exchanges upon which the Shares are listed, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) all applicable Gaming Approvals, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) any filing under the Investment Canada Act, R.S.C. 1985, c. 28 (1st Suppl.), as amended (the “Investment Canada Act”), or similar applicable Law of any jurisdiction and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a (A) Material Adverse Effect, or (B) material adverse effect on the ability of the Company to timely perform its obligations and to consummate the Merger without material delay.

Section 3.05           Reports; Financial Statements.

(a)           Since December 31, 2004, the Company has timely filed or in all material respects furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates, or with respect to amendments to Company SEC Reports filed prior to the date hereof, as of the date of the last such amendment, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of such Company SEC Reports, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, as of the date hereof, there are no material unresolved SEC comments.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act other than Harrah’s Operating Co., Inc.

(b)           The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis for the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated income, stockholders’ equity and consolidated cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and other adjustments described therein, including the notes thereto).

(c)           The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed to the knowledge of the

Company, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

(d)           Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) as and to the extent reflected or reserved against on the most recent consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, or in the notes thereto, (ii) with respect to or arising from transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06           Absence of Certain Changes.

(a)           Since December 31, 2005 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice except for the transactions contemplated by this Agreement, and except to the extent set forth in Section 3.06 of the Disclosure Letter, the Company and its Subsidiaries have not, (A) set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), or authorized, committed or agreed to take any of the foregoing actions, (B) except to the extent required by Law or collective bargaining agreement, adopted, amended in any material respect or terminated any Plan or any other material bonus, severance, insurance pension or other employee benefit plan or arrangement, (C) made any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (D) made any material change to any of the accounting methods, principles or practices used by it, except to the extent required by GAAP or with International Financial Reporting Standards, as applicable, (E) made any material Tax election or settled or compromised any material federal, state, local or foreign income Tax liability, other than in the ordinary course of business consistent with past practice or (F) authorized, committed or agreed to take any of the foregoing actions.

(b)           Since December 31, 2005 and through the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

Section 3.07           Proxy Statement; Other Filings.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided in accordance with this Agreement to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein.  The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08           Brokers; Certain Expenses.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except UBS Securities LLC and Peter J. Solomon Company, L.P. (the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company and copies of whose engagement letters or true and complete summaries thereof have been provided to Parent.

Section 3.09           Employee Matters.

(a)           Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of all material Plans in effect as of the date hereof.  Within thirty (30) days following the date hereof, the Company shall make available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Plan:  (i) the current version of the Plan or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) any related trust agreement or insurance contract; (iii) the most recent summary Plan description; (iv) the most recent actuarial report; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (vii) the most recent certified financial statement for each Plan for which such a statement was prepared.  Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Plan.

(b)           With respect to each Plan, (i) all material contributions due from the Company or any of its Subsidiaries to date have been timely made and all material amounts properly accrued to date or as of the Effective Time, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service; and, to the knowledge of the Company, nothing has occurred since the date of such letter that has adversely affected such qualified status, (iii) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects, except where any failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to any such Plan, and (v) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code.

(c)           Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or material penalty, excise Tax or joint and several liability provisions of the Code or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.  With respect to each Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary, or by any other person, that could result in any liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, except for liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, no deduction for federal income Tax purposes has been or to the knowledge of the Company is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(e)           No Plan is under audit or, to the knowledge of the Company, is, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened.  With respect to each Plan for which financial statements are required by ERISA, there has been no change in the financial status of such Plan since the date of the most recent such statements except any of the foregoing as would not have, individually or in the aggregate, a Material Adverse Effect.

(f)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.  Within thirty (30) days of the date hereof, the Company will provide to Parent all information Parent reasonably requests related to the calculation of “excess parachute payments” (within the meaning of Section 280G of the Code) that may be payable in connection with the Merger (alone or in conjunction with any other events), assuming the Effective Time and any right to such payments or benefits occurs as of the date hereof.

(g)           Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

(h)           Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, the proposed regulations issued thereunder and the Internal Revenue Service Notice 2005-1.

Section 3.10           Employees.

(a)           Schedule 3.10(a) of the Disclosure Letter lists as of the date hereof (i) any collective bargaining agreement or any labor union contract that the Company or any of its Subsidiaries is a party to or bound by, (ii) to the knowledge of the Company, any works’ council or a labor organization representing any employees of the Company or its Subsidiaries, or (iii) to the knowledge of the Company, any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization.  As of the date hereof, there is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election or, to the Company’s knowledge, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries and no such strike, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, or governmental investigation, or lockout has occurred since December 31, 2005, in any case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c)           The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations except for such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Within the last six months, neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act (“WARN”) or any state or local Laws regarding the termination or layoff of employees or notice thereof except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11           Litigation.  There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, to the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries (other than (i) stockholder litigation to the extent of filings prior to the date hereof or similar claims filed thereafter in connection with the transactions contemplated by this Agreement, (ii) ordinary course regulatory investigations in connection with license applications or renewals, and (iii) ordinary course claims against the Company and its Subsidiaries that are not material to the Company and its Subsidiaries taken as a whole).  There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries in connection with his or her status as such except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12           Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The Company and each of its Subsidiaries have timely filed all material returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date of this Agreement.  All such returns are true, correct and complete.  The Company and each of its Subsidiaries have timely paid all Taxes shown as due and payable.

(b)           The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the most recent consolidated balance sheet of the Company in the Company SEC Reports filed prior to the date hereof are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

(c)           All federal, state, local and foreign income or franchise Tax returns of the Company and each of its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1998.  There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any deficiency in Taxes where there is a reasonable possibility of an adverse determination.  There are no outstanding written agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d)           The Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable persons (and timely paid to the appropriate taxing authority) proper and accurate amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(e)           There is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

(f)            The Company and the Subsidiaries do not, and did not, “participate” in a “listed transaction.”  To the extent the Company or the Subsidiaries “participate,” or participated, in “reportable transactions” it complied with the applicable reporting requirements and attached to Section 3.12(f) of the Disclosure Letter copies of the IRS Forms 8886 (or similar form under state, local or foreign laws) that it filed (all those terms as defined in Section 1.6011-4 of the Treasury Regulations, or under equivalent provisions of state, local and foreign Tax laws).

(g)           Section 3.12(g) of the Disclosure Letter lists each foreign Subsidiary for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except to the extent set forth on such schedule each foreign Subsidiary will be classified for U.S. federal income tax purposes according to its default classification.

(h)           For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

Section 3.13           Compliance with Law; Gaming Permits; No Default.  Neither the Company nor any of its Subsidiaries is or since December 31, 2005 has been in conflict with, in default with respect to or in violation of any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (including Gaming Laws) (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected which conflict, default or violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities (including all authorizations under Gaming Laws) required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”) other than those Permits the failure to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since December 31, 2005

there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit other than expirations of Permits in the ordinary course of business and those such occurrences or matters which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as has not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in material compliance with the terms of all Permits.

Section 3.14           Environmental Matters.

(a)           Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

Each of the Company and its Subsidiaries (A) is in compliance with applicable Environmental Laws and (B) has received and is in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”).  Such Environmental Permits are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such Environmental Permits.  To the knowledge of the Company, as of the date hereof, all material Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.  Neither the Company nor any of its Subsidiaries is currently the subject of any written Environmental Claim and, to the knowledge of the Company, as of the date hereof, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used or vessels currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries in violation of any Environmental Law or Environmental Permit, and no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against either the Company or any of its Subsidiaries.  To the knowledge of the Company, no properties currently owned, leased or operated by either the

Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would be reasonably expected to give rise to material closure, remediation, removal or retirement costs.

(b)           For purposes of this Agreement:

(i)            “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii)           “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii)          “Environmental Law” means any Law (including common law) or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to:  (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv)          “Hazardous Materials” means any pollutant or contaminant, including any constituent, raw material, product or by-product thereof, mold, petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are identified by or subject to regulation or give rise to liability under any Environmental Law.

(v)           “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge or leaching into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.15           Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, the patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) to operate the business of the Company or any Subsidiary of the Company as operated as of the date of this Agreement (the “Company Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) no written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (b) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how, (c) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Intellectual Property, does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge, (d) to the knowledge of the Company, neither the Company nor any Subsidiary of the Company (i) is engaged in current conduct or use, and (ii) there exists no prior act or current use by the Company nor any Subsidiary of the Company that would void or invalidate any Company Intellectual Property, and (e) the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that the Company is party to and that concerns any Company

Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of Parent to use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.

Section 3.16           Real Property.

(a)           The Company SEC Reports filed prior to the date hereof and Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”).  Except as set forth as Section 3.16(a) of the Disclosure Letter, with respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except other than, in the case of clauses (ii) or (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There are no physical conditions or defects at any of the Owned Real Properties at which casino or hotel operations are conducted which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) any lease involving payment of more than $10,000,000 per year is valid, binding and in full force and effect against the Company or a Subsidiary thereof and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease.  As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.

(b)           The Company SEC Reports filed prior to the date hereof and Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which casino or hotel operations are conducted as of the date of this Agreement (the “Real Property Leases”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease.  The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a Real Property Lease free and clear of all Liens, except for Permitted Liens.  As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

Section 3.17           Material Contracts.

(a)           The Company has made available to Parent (or Parent has otherwise had access to) true, correct and complete copies of each contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Real Property Leases), as of the date hereof, that:

(i)            would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)           contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product, except any such contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments that may be cancelled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

(iii)          relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv)          relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $25,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $25,000,000;

(v)           entered into after December 31, 2005 or not yet consummated, that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $25,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi)          by their terms call for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $25,000,000 over the remaining term of such contract other than ordinary course of business procurement for supplies;

(vii)         with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $50,000,000;

(viii)        obligate the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $25,000,000;

(ix)           obligate the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $25,000,000; or

(x)            provide for any standstill arrangements restricting the Company’s ability to acquire or combine with any assets, securities or businesses.

Each contract of the type described in clauses (i) through (x) above is referred to herein as a “Material Contract.”

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract.  There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in either case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18           Insurance.  The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms and coverage amounts for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate.

Section 3.19           Questionable Payments.  To the knowledge of the Company, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees acting on behalf of the Company or any of its Subsidiaries) in any material respect (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity (in the case of representatives, agents, or non-executive employees, that could reasonably be material to the Company and its Subsidiaries taken as a whole), (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.20           Related Party Transactions.  To the Company’s knowledge, as of the date hereof, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company, any current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.21           Opinions.  Prior to the execution of this Agreement, the Company Financial Advisors have each delivered to the Special Committee their opinion to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.  A true, correct and complete copy of each of the opinions will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 3.22           Required Vote of Company Stockholders.  The only vote of the holders of outstanding securities of the Company required by the Certificate of

Incorporation or Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class.  The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

Section 3.23           Gaming Approvals.  Except as set out in Section 3.23 of the Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there have been no adversarial proceedings to rescind or suspend the Company’s gaming licenses since December 15, 2003, and (ii) to the knowledge of the Company, no Gaming Authority is investigating or has concluded that the Company has breached any relevant Gaming Law or any applicable conduct restriction.

ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT AND
MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, except to the extent disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by Parent with respect to this Agreement on or prior to the date hereof (the “Parent Disclosure Letter”):

Section 4.01           Organization and Qualification; Certificate of Incorporation; Bylaws.  Each of Parent and Merger Sub is a duly organized and validly existing limited liability company or corporation in good standing under the Laws of the jurisdiction of its organization with all requisite limited liability company or corporate power and authority to own its properties and conduct its business as currently conducted.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.  Parent has heretofore furnished to the Company a true, correct and complete copy of its certificate of incorporation or certificate of formation, as the case may be, and bylaws, if any, each as amended to date.  Merger Sub has heretofore furnished to the Company a true, correct and complete copy of the certificate of incorporation and bylaws of Merger Sub, each as amended to date.  Such certificate of incorporation and bylaws are in full force and effect.  Merger Sub is not, nor has it been, in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02           Authority for this Agreement.  Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company proceedings on the part of Parent and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03           Proxy Statement; Other Filings.  None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in any of the foregoing documents.

Section 4.04           Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Law, or (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) all applicable Gaming Approvals, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) any filing under the Investment Canada Act or any similar Law under applicable jurisdictions, and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.05           Financing.  Parent has delivered to the Company true, complete and correct copies of (a) executed commitment letters (as the same may be amended or replaced pursuant to Section 5.11(b), the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (b) executed equity commitment letters (the “Equity Financing Commitments”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Apollo Management VI, L.P. on behalf of affiliated investment funds (“Apollo”) and TPG Partners V, L.P. (“TPG”) have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”).  Except in each case to the extent amended or replaced in accordance with their terms or the terms of this Agreement, each of the Equity Financing Commitments is in full force and effect and is a legal, valid and binding obligation of Parent and of the other parties thereto.  Except to the extent permitted by Section 5.11(b), the Debt Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto for so long as they are in full force and effect.  None of the Financing Commitments has been or will be amended or modified, except as consistent with Section 5.11, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Sub under any Financing Commitment and subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date.  There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Commitments.  There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments.  Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company on the Closing Date (if any), will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement.

Section 4.06           Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.  As of the date hereof and through the Effective Time, Parent has and will continue to have sufficient working capital to meet its pre-Closing obligations contemplated by this Agreement.

Section 4.07           Gaming Approvals and Licensing Matters.  Upon the Effective Time, the equity interests in the Company will be divided into voting interests and non-voting interests (the “Dual Voting Structure”).  Section 4.07 of Parent’s Disclosure Letter sets forth the holders of its voting interests who Parent is advised will be required to be licensed under applicable Gaming Laws (the “Licensed Persons”), and sets forth those Gaming Approvals which the Licensed Persons have obtained in the past.  None of Parent, Merger Sub or, to Parent’s knowledge, any other entity under common control with Parent or Merger Sub, any of the Licensed Persons, to Parent’s knowledge, any other existing or prospective beneficial owner of 10% or more of the economic or voting interests in Parent, or to Parent’s knowledge, any lender or underwriter under the Debt Financing Commitments, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended.  To Parent’s knowledge, as of the date hereof, following consultation with the Licensed Persons and the Parent’s legal and regulatory advisors, the representations set forth on Schedule 4.07 are true and correct in all material respects.

Section 4.08           Guarantee.  Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the guarantee of each Person committed to provide Equity Financing, dated as of the date hereof, with respect to certain matters as specified therein.

Section 4.09           Ownership of Common Shares.  Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Shares or any option, warrant or other right to acquire any Shares and, except to the extent expressly contemplated by this Agreement, has no agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any Shares with any other Person who beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, Shares.

Section 4.10           Interest in Competitors.  Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates own a five percent (5%) or greater interest, directly or indirectly, in any entity or Person that derives a significant portion of its revenues from the gaming business.

Section 4.11           Solvency of the Surviving Corporation.  Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 4.12           Management Agreements.  As of the date hereof, there are no contracts, agreements, arrangements or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management, on the other hand.

ARTICLE V
COVENANTS

Section 5.01           Conduct of Business of the Company.  Except to the extent required by this Agreement, or as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.01, (i) the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent, in all material respects, with past practice, and (ii) the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its “significant subsidiaries” under Regulation S-X promulgated under the Exchange Act (“Material Subsidiaries”).  Without limiting the generality of the foregoing and except to the extent otherwise expressly provided in or contemplated by this Agreement or as set forth on Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a)           issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or  pledge of, any Company Securities or (except for the sale of a Subsidiary of the Company to the extent permitted by (d) below) Subsidiary Securities, or pay or make any commitment to pay any amounts directly or indirectly based (in whole or in part) on the price or value of Shares, Preferred Shares or Special Shares, other than for the issuance of Shares pursuant to the exercise of Options, Convertible Indebtedness or restricted stock units that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof;

(b)           other than as contemplated hereby, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities except to the extent otherwise required by the Company’s Certificate of Incorporation or to comply with any applicable Gaming Law;

(c)           split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than (i) cash dividends declared or paid to the Company or one of its Subsidiaries by a Subsidiary of the Company with regard to its capital stock and (ii) regular quarterly cash dividends declared and paid prior to the Closing Date by the Company not exceeding $0.40 per Share per dividend, as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend or reclassification, or similar transaction (the “Regular Dividend Rate”), with record and distribution dates consistent with past practice);

(d)           except in connection with day-to-day operations of its businesses in the ordinary course, make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment in excess of $25,000,000 individually or $100,000,000 in the aggregate for all such payments, or receipt of consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate for all such receipts, except in each case for any such transactions which are the subject of an agreement entered into or offer made prior to the date hereof (as such offer may be revised after the date hereof) and disclosed to Parent or Merger Sub in Section 5.01(d) of the Disclosure Letter (it being understood that all sales and dispositions will be for cash or marketable securities except for exchanges of property under Section 1031 of the Code);

(e)           (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security), (ii) amend or modify (and in any event any amendment or modification shall require prior consultation with Parent) any instrument governing indebtedness for borrowed money in a manner that is materially adverse to the Company or that could reasonably be expected to interfere with the Debt Financing, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) repay or prepay any indebtedness for borrowed money (other than at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or as modified with the consent of Parent in accordance with the preceding clause (ii) and so long as  any such repayment or prepayment of indebtedness for borrowed money of the Company and its Subsidiaries shall be funded with the proceeds of senior unsecured indebtedness of the Company that (x) matures by its terms on, or otherwise is renewable at the option of any obligor thereon to, a date that is more than one year after the date of original issuance or incurrence of such new refinancing indebtedness and (y) ranks at least pari passu with such refinanced indebtedness); provided that, notwithstanding clauses (i) through (iii) above, the Company may (A) incur indebtedness for borrowed money under Company’s existing revolving credit facility as it may be increased in accordance with Section 5.01(e) of the Disclosure Schedule (and any other credit facility of the Company hereafter created with term or revolving indebtedness on terms substantially the same as those governing the Company’s existing revolving credit facility as it may have been amended consistent with this clause (e) (provided that any term loans thereunder may be prepaid at any time without premium or penalty (other than customary LIBOR breakage costs) and shall not require any amortization in excess of 1% per annum (the “New Unsecured Credit Facility”))) in the ordinary course of business for working capital purposes and general corporate purposes not prohibited by this Agreement in an aggregate principal amount not to exceed $50,000,000, and repay any such indebtedness for borrowed money thereunder in the ordinary course of business, (such $50,000,000 to be in addition to amounts permitted under (C) below) (B) incur senior unsecured indebtedness for borrowed money in an aggregate principal amount not to exceed $100,000,000 in the ordinary course of business that is prepayable at any time without premium or penalty (other than customary LIBOR breakage costs), (C) incur, repay, prepay, amend, modify or refinance any indebtedness for borrowed money as set forth in Section 5.01(e) of the Disclosure Letter or as required by Section 5.14 hereof and (D) incur, repay, prepay, amend or modify intercompany indebtedness among the Company and its wholly-owned Subsidiaries or up to $25,000,000 in principal amount for intercompany indebtedness among the Company and its non-wholly owned Subsidiaries (it being understood that any violation of this clause (e) that shall occur and be continuing during the Marketing Period shall be deemed per se material if it adversely affects the marketing of the Debt Financing in the good faith judgment of Parent; it being further understood that the Company shall have the lesser of 30 days and the number of days until the date for termination under Section 7.01(c) to cure such violation following notice of such determination by Parent (which shall be delivered promptly following such determination), and the Marketing Period shall commence again once cured);

(f)            assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in value exceeding $25,000,000 except wholly owned Subsidiaries of the Company;

(g)           mortgage, pledge or otherwise encumber any of its material assets (tangible or intangible), including Subsidiary Securities, or create, assume or suffer to exist any Liens thereupon except for Liens existing as of the date hereof and Permitted Liens and Liens securing debt permitted by this Agreement up to $25,000,000 in connection with acquisitions so long as such Lien is only in respect of acquired assets;

(h)           without limiting actions expressly permitted by other provisions of this Section 5.01, make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000 in the aggregate (other than wholly owned Subsidiaries of the Company or up to $25,000,000 to non-wholly owned Subsidiaries of the Company);

(i)            change any of the accounting methods, principles or practices used by it, except to the extent required by Law or GAAP;

(j)            make or change any material Tax election or settle or compromise any federal, state, local or foreign income Tax liability which has or reasonably could have a Material Adverse Effect;

(k)           propose or adopt any amendments to the Certificate of Incorporation or Bylaws or the respective certificates of incorporation, bylaws or other similar governing documents of any Subsidiary of the Company, except in the ordinary course of business consistent with past practice;

(l)            agree to grant or grant any cash-based  or similar awards or bonuses;

(m)          (i) enter into any new, or amend, or renew any existing employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants (other than (i) agreements with new hire officers or employees that are entered into in the ordinary course of business consistent with past practice, (ii) with respect to employees subject to collective bargaining agreements with respect to whom the terms of the applicable collective bargaining agreements shall apply and (iii) such action taken with respect to non-executive directors or employees who are not members of senior management (as identified in Section 5.01(m) of the Disclosure Letter) in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in the benefits or compensation expense of the Company) or (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, including, without limitation, with respect to severance, other than incidental payments in the ordinary course of business consistent with past practice and other than as required under Law or existing Plans as in effect on the date hereof;

(n)           terminate the employment (actually or constructively) of any executive officer, except following prior notice to Parent, in which event Parent shall be permitted to retain such executive officer as a consultant to work in connection with the transaction unless such officer’s termination was a direct result of such officer’s (i) engaging in serious misconduct, or (ii) being convicted of or entering a plea of guilty to any crime;

(o)           make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company except to the extent may be required by Law, such Plan or agreements, contracts or arrangements in effect prior to the date hereof or in accordance with the past practice of the Company;

(p)           (i) make or agree to make any capital expenditure or expenditures except to the extent reflected in the capital budget as provided to Parent prior to the date hereof, or enter into any agreements or arrangements providing for capital expenditures, in each case other than those set forth in the Company’s capital expenditure budget or on Section 5.01(p) of the Disclosure Letter, except additional capital expenditures not to exceed $100,000,000 in the aggregate (plus, with the consent of Parent, not to be unreasonably withheld or delayed, in the case of a catastrophic event, the amount of the present value of the reasonably anticipated insurance proceeds to rebuild or repair the damaged assets provided that there is no material adverse effect on the Debt Financing), (ii) enter into any material new line of business outside of its existing business or (iii) enter into any new line of business as a result of which a Gaming Approval in a new jurisdiction would reasonably be expected to be required, other than such Gaming Approvals as are required with respect to the business of the Company and its Subsidiaries as conducted or proposed to be conducted as of the date of this Agreement;

(q)           except to the extent required by applicable Law, adopt, amend or terminate any Plan, including any employment, severance, consulting or other individual agreement (except for merging or combining any Plan with another Plan) or adopt or enter into any insurance, pension or other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement;

(r)            renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries;

(s)           except with Parent’s written consent not to be unreasonably withheld, conditioned or delayed, compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice or that involve the payment of monetary damages not in excess of $10,000,000 individually or $30,000,000 in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(t)            convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting and other than one or more Annual Meeting(s) to elect directors and take other actions in the ordinary course or as required by Law not otherwise restricted hereunder;

(u)           enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(v)           fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to any casinos or hotels and any related assets and any other material assets, operations and activities of the Company and its Subsidiaries as is currently in effect, other than immaterial variations in policies in the ordinary course consistent with past practice;

(w)          merge or consolidate the Company with any Person;

(x)            take any action to render inapplicable, or to exempt any third party from any provisions of any Takeover Laws;

(y)           adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Material Subsidiaries; or

(z)            authorize, commit or agree to take any of the foregoing actions.

Section 5.02           Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the date that is twenty-five (25) days after the date hereof, i.e., January 13, 2007 (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right (acting under the direction of the Special Committee if it still exists) to directly or indirectly:  (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements, provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b)           Subject to Section 5.02(c) and except with respect to any Person who made an Acquisition Proposal received prior to the Solicitation Period End-Date with respect to which the requirements of Section 5.02(c)(i) and 5.02(c)(iii) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and take reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Board of Directors of the Company (acting through the Special Committee if it still exists) no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received on the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal, the Company shall immediately cease and cause its Subsidiaries and take reasonable best efforts to cause its Representatives to terminate any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person.  Notwithstanding anything contained in Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the determination by the Board of Directors of the Company (acting through the Special Committee if it still exists) to satisfy the requirements of Sections 5.02(c)(i) and (iii).

(c)           Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if it still exists) believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.02, (iii) the Board of Directors of the Company (acting through the Special Committee if it still exists) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best effort to cause its Representatives not to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously made available to Parent.  Notwithstanding anything to the contrary contained in Section 5.02(b) or this Section 5.02(c), prior to obtaining the Requisite Stockholder Vote the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d)           Within 48 hours of or the next Business Day immediately following the Solicitation Period End-Date, whichever is later, the Company shall notify Parent, in writing, of the identity of each Excluded Party and provide Parent a copy of each Acquisition Proposal received from any Excluded Party (or, where no such copy is available, a description of such Acquisition Proposal).  From and after the Solicitation Period End-Date, the Company shall promptly (within 48 hours of or the next Business Day immediately following, if later) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than within 48 hours of or, if later, the immediately following Business Day, the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company shall promptly (within 48 hours of or, if later, the immediately following Business Day) notify Parent orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date.  Except to the extent provided in Section 5.02(a) or 5.02(c), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.  Subject to Section 5.02, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law.  To the extent that the Company has entered into any confidentiality agreement entered into prior to the date hereof that would prevent the Company from providing information to Parent that the Company would otherwise be required to provide to Parent pursuant to the terms of this Section 5.02(c), the Company shall use its reasonable best efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Parent in accordance with the terms of this Section 5.02(c).

(e)           Notwithstanding anything in Section 5.02(b)(ii) to the contrary, if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee if it still exists) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, the Board of Directors of the Company (acting through the Special Committee if it still exists) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee (without derogation of any of the Company’s rights hereunder) and otherwise complies with the provisions of  Section 7.03(b)(iii); and provided further that the Board of Directors of the Company (acting through the Special Committee if it still exists) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 5.02 and (B):

(i)            the Company shall have provided prior written notice to Parent, of its intention to take any action contemplated in Section 5.02(e) with respect to a Superior Proposal at least five calendar days in advance of taking such action (the “Notice Period”), which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)           prior to effecting such Change of Board Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the Board of Directors of the Company, acting through the Special Committee if it still exists, during the Notice Period.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(e) with respect to such new written notice except that the Notice Period shall be reduced to three calendar days.

(f)            Nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.02(d)) (provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change in Board Recommendation (including for purposes of Section 7.01(g)(i)), or (ii) disclosing the fact that the Board of Directors of the Company (acting through the Special Committee if it still exists) has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company (acting through the Special Committee if it still exists) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or New York Stock Exchange or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed.

(g)           For purposes of this Agreement, (i) ”Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) ”Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing that (x) is on terms that the Board of Directors of the Company (acting through the Special Committee if it still exists) has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (y) which the Board of Directors of the Company (acting through the Special Committee if it still exists) has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

Section 5.03           Access to Information.

(a)           Subject to the restrictions imposed by the Gaming Laws, the HSR Act, Foreign Antitrust Laws, federal and state securities laws and other applicable Laws, from the date of this Agreement until the Effective Time or the date this Agreement is terminated pursuant to Section 7.01, the Company will (i) give Parent and Merger Sub and take reasonable best efforts to cause their respective Representatives to have reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide reasonable access to such information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request (other than information concerning Acquisition Proposals, which shall be governed by Section 5.02) and (iv) make available to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

(b)           The information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the applicable provisions of the Confidentiality Agreements, except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

(c)           Nothing in this Section 5.03 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality, provided that the Company shall use its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure (other than with respect to Acquisition Proposals, the terms of which are governed solely by Section 5.02), or (ii) result in a violation of applicable Law, including the Gaming Laws, federal or state securities laws, the HSR Act or Foreign Antitrust Laws.

Section 5.04           Stockholder Approval.  As promptly as practicable following the date of this Agreement and unless this Agreement has been terminated pursuant to Section 7.01, the Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable after the date of this Agreement (but not prior to or on the Solicitation Period End-Date) for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger.  The Company shall use its reasonable best efforts to cause such meeting to occur thereafter as promptly as reasonably practicable and, in any event, shall use reasonable best efforts to cause such meeting to occur within 100 days of the date of this Agreement subject to timing delays due to any SEC review of the Proxy Statement.  Except in the event of a Change of Board Recommendation pursuant to Section 5.02(e), with respect to the Special Meeting (a) the Proxy Statement shall include the recommendation of the Board of Directors of the Company (acting through the Special Committee if it still exists) of this Agreement and the transactions contemplated hereby, including the Merger, (b) the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement required to consummate the transactions contemplated by this Agreement, and (c) after the Solicitation Period End-Date, the Board of Directors shall publicly reaffirm the Company Board Recommendation within forty-eight (48) hours after the reasonable request of Parent or Merger Sub.

Section 5.05           Efforts; Consents and Governmental Approvals.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agree to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the foregoing, and subject to Sections 5.05(b) through (f), each of the Company, Parent and Merger Sub agree to use its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts (to which the Company is a party) and other material contracts (to which Parent or Merger Sub is a party), (ii) obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation no later than the date that is twelve (12) months after the date hereof (the “Target Regulatory Approval Date”) subject to the applicability of the “Extended Date” described in Section 7.01(c), (iii) without limitation of clause (ii) of this sentence, obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates (including the Licensed Persons) or other related Persons as may be so required to use reasonable best efforts to obtain all Gaming Approvals, including by taking such actions as are specified in paragraph (e) below and taking all other reasonable courses of action, (iv) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (vi) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vii) effect all necessary registrations and filings and submissions of information requested by any Governmental Authorities.

(b)           Each of the Company, Parent and Merger Sub agree to make any required submissions under the HSR Act and Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in no event later than 15 Business Days after the date hereof (in the case of the HSR Act), and to supply to the applicable Governmental Entities as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.05 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any Foreign Antitrust Laws as soon as practicable, and Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to other contracts or instruments (including loan agreements) material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

(c)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agree to promptly prepare and file all necessary documentation to effect all Gaming Approvals and to comply with the terms and conditions of all such Gaming Approvals.  Each of the Company, Parent and Merger Sub shall use reasonable best efforts to, and to cause their respective officers, directors and Affiliates (including the Licensed Persons) to file as promptly as practicable after the execution hereof, but in no event later than 60 days after the date of this Agreement, all required initial applications and documents in connection with obtaining the Gaming Approvals (including where appropriate indications of further information to come by supplementary filing) and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith.  In particular, upon request of Parent, the Company and Parent agree to file, as promptly as practicable, but in no event later than 30 days from the date hereof, a petition for declaratory rulings and applications pursuant to New Jersey Statutes Annotated 5:12-95.12 et seq.  Each party (a “Notifying Party”) will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Approvals, and will supply the other with copies of all correspondence (other than to the extent of privileged or, in the good faith determination of the applicable Person, confidential personal information) between the Notifying Party or any of its representatives and Gaming Authorities with respect to Gaming Approvals.  The Company and Parent agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such party to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed.

(d)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e)           Parent, Merger Sub and each of their respective Affiliates will use reasonable best efforts to obtain all Gaming Approvals as expeditiously as reasonably possible, and the Company shall contact each of the Gaming Authorities located in the United States (other than tribal authorities) within two Business Days of the date hereof and, upon Parent’s request, the Company shall use its reasonable best efforts to set up meetings with each of the Gaming Authorities as promptly as practicable after the date hereof.  To the extent practicable without adverse impact on Parent’s or its Affiliate’s equity commitment or in the case of (i) below the value of and returns on the equity investment or delay to the transactions contemplated hereby, such efforts shall include but not be limited to the following (to the extent requested by a Gaming Authority as a requirement to obtain Gaming Approval):  (i) restructuring or committing to restructure the Surviving Corporation’s capital structure, (ii) replacing, or issuing non-voting equity to (to the extent such solution would cure the problem, by preventing such Person from having any influence, directly or indirectly, over the Company), one or more of the Licensed Persons who is preventing or materially delaying Gaming Approvals, (iii) agreeing to divest immaterial assets or immaterial operations after the Closing, (iv) placing assets or operations in certain Gaming Jurisdictions in trust upon the Closing pending obtaining control upon subsequent regulatory approval as further provided in the immediately following sentence, and (v) accepting customary ordinary course operating restrictions on the Surviving Corporation.

Notwithstanding the closing condition set out in Section 6.01(d), the parties hereto shall approach Gaming Authorities (at an appropriate time in light of the status of pending regulatory processes and, to the extent advisable in order to expedite satisfaction of the closing condition set out in Section 6.01(d)), in all states requiring Gaming Approval (other than in Nevada and New Jersey) regarding the possibility of completing the Merger before obtaining full customary Gaming Approval (other than in Nevada and New Jersey) and shall use reasonable best efforts to agree to an acceptable solution to complete the Merger with a trust or other comparable acceptable solution with respect to such state (other than in Nevada and New Jersey) that leaves control with management of the business and permits completion of the Merger pending subsequent approval of the Licensed Persons.  The closing condition set forth in Section 6.01(d) shall be deemed satisfied with respect to any such state upon in fact reaching such a solution with such state’s Gaming Authority.

(f)            Notwithstanding anything to the contrary contained in this Agreement, nothing shall obligate Parent, Merger Sub or any of their respective Affiliates to take any action or agree (except as required by (e) above with respect to (i) and (ii) below) (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Surviving Corporation, the Company or any of their respective Subsidiaries, (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Surviving Corporation, the Company or any of their respective Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Surviving Corporation, the Company or any of their respective Subsidiaries, (iii) to take any action that could reasonably be expected to have a material adverse impact on the business, operations or revenues of  the Company or the Surviving Corporation, as the case may be, or (iv) to restructure or committing to restructure the Surviving Corporation’s capital structure in any manner that increases its equity commitment or otherwise adversely affects the value of and returns on the equity investment (each of clauses (i)-(iv) above, together with any action not required by paragraph (e) above, and excluding any action required by clause (e) above a “Burdensome Condition”).  Nothing shall require the Company to agree to any divestiture before the Effective Time.

(g)           Parent and Merger Sub agree (i) following receipt of any communication from any Gaming Authority involving any (x) material issues or (y) requests that are outside the ordinary course of business in the context of an investigation for a similar transaction, to promptly advise the General Counsel and Chief Regulatory Officer of the Company thereof and to make available Parent’s Nevada gaming counsel, and any other relevant state regulatory counsel and Ernst & Young LLP (which shall be coordinated by Parent’s Nevada gaming counsel), to discuss any such issues or requests and (ii) to make Parent’s Nevada legal gaming counsel, and other relevant state regulatory counsel and Ernst & Young LLP (which shall be coordinated by Parent’s Nevada gaming counsel), available to the General Counsel and Chief Regulatory Officer of the Company for the purpose of discussing the status of the regulatory approval process.  Notwithstanding anything to the contrary contained herein, Parent and Merger Sub shall not be required to furnish to the Company, its General Counsel or its Chief Regulatory Officer any confidential personal information with respect to any individual.

(h)           Notwithstanding anything to the contrary, the Company shall, and shall cause its directors, officers, employees and Subsidiaries to, use reasonable best efforts in working with Parent and Parent’s counsel to obtain the Regulatory Approvals.

(i)            Without prejudice to the provisions of Section 5.02, none of the Company, Parent or Merger Sub shall take any action for the purpose of materially delaying or impairing the Closing.

Section 5.06           Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation, Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time shall survive the consummation of the Merger and shall continue in full force and effect from and after the Closing.

(b)           The Company shall purchase on or prior to the Effective Time, and the Surviving Corporation shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) and shall in any event include nonmanagement directors Side A (DIC) coverage.  The Surviving Corporation shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such Persons from time to time.  Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 300% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount currently paid by the Company for such coverage.

(c)           This Section 5.06 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable as third party beneficiaries by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d)           In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent or the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 5.06.

Section 5.07           Employee Matters.

(a)           Prior to the Effective Time, except to the extent set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b)           Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time other than those individuals covered by a collective bargaining agreement (as to which the Surviving Corporation shall comply with such collective bargaining agreements, subject to the right to amend or terminate these agreements in accordance with their terms) (the “Current Employees”) (excluding Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries as to which such agreements shall govern) compensation, severance and benefits provided under Plans which benefits are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall be construed as an amendment to any Plan or prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law so long as in the aggregate the benefits so provided to the Current Employees are still substantially comparable.  Nothing in this Section 5.07 shall limit the right of Parent, the

Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(c)           Parent will cause the Surviving Corporation to cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting, eligibility and benefits accrual purposes under any employee benefit plans of the Surviving Corporation and its Subsidiaries which are made available to any Current Employee, to the same extent as such service was or is taken into account under the corresponding Plans of the Company and its Subsidiaries.  Current Employees will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time.  Parent will cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(d)           No later than five Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide a reasonable opportunity for Parent and Merger Sub to review and suggest revisions to such communications.

(e)           This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07.

Section 5.08           Takeover Laws.  The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist at Parent’s cost and expense in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09           Proxy Statement; Other Filings.  As promptly as reasonably practicable after the date of this Agreement, (a) the Company shall prepare and file promptly with the SEC (not later than February 9, 2007 assuming Parent timely supplies the information required from it and timely provides reasonable cooperation), subject to the reasonable prior review and comment of Parent (which comments shall be reasonably considered) unless this Agreement has been terminated pursuant to Section 7.01, a Proxy Statement relating to the Merger and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act and the rules and regulations promulgated thereunder.  Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date.  Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings.  If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall if reasonably practicable provide the other party an opportunity to review and comment on such document or response and shall include in such document or response appropriate and reasonable comments timely proposed by the other party.  The Proxy Statement shall contemplate the Special Meeting to be held as promptly as reasonably practicable and separate from the Annual Meeting.

Section 5.10           Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely (a) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of the Effective Time so that the Closing condition in Section 6.02(a) or 6.03(a), as applicable, would not be satisfied or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11           Financing.

(a)           Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses, provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda; provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) (subject to exceptions customary for a Rule 144A offering for affiliates of or funds advised by affiliates of Parent) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letters (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior the Closing Date; (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) establish, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; (ix) taking all corporate actions, subject to the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Merger; and (x) take such corporate actions to form subsidiary entities for the facilitation of the real estate financings (provided that neither the Company nor any of its Subsidiaries is subjected to tax or service of process in any jurisdiction where it is not already so subject); it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (x) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided.  The Company will take reasonable best efforts to periodically update any such Required Information provided to Parent pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks.   Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.11 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (y) to incur any out-of-pocket expense unless such expense is reimbursed by Parent on the earlier of the Effective Time or termination of this Agreement in accordance with Article VII.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.11 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).  Nothing contained in this Section 5.11 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.  All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 5.11(a) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.  For the avoidance of doubt, prior to the Closing, Parent shall be permitted to engage in customary equity syndication to include other investors; provided that Parent shall not do so in such a way so as to cause an investor or an investor of a firm (other than Apollo and TPG) to require Gaming Approval prior to the Merger or would otherwise materially delay the consummation of the Closing; provided further that Parent shall not enter into any agreement for investment on an exclusive basis with a potential equity investor prior to the Solicitation Period End-Date.

(b)           Parent shall use its reasonable best efforts to complete the Equity Financing as part of the Closing and arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may (i) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement (each on a non-exclusive basis until the Solicitation Period End-Date), or (ii) otherwise replace or amend the Debt Financing Commitments so long as such action would not reasonably be expected to delay or prevent the Closing (including with respect to approvals required in connection therewith under any Gaming Laws) and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms reasonably acceptable to Parent and not in violation of this Section 5.11 and (ii) satisfy on a timely basis all conditions applicable to such Financing in such definitive agreements.  In the event that all conditions to the Financing Commitments (other than, with respect to the Debt Financing, the availability of equity financing) have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such financing).  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, (A) Parent shall promptly notify the Company and (B) Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible.  For the avoidance of doubt, in the event that (x) all or any portion of the contemplated Debt Financing (other than any bridge financing) has not been consummated, (y) all closing conditions contained in Article VI (other than those contained in Section 6.02(d) and 6.03(c)) shall have been satisfied or waived, and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with Section 5.11 of this Agreement) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable following the final day of the Marketing Period.  For purposes of this Agreement, “Marketing Period” shall mean the first period of 25 consecutive calendar days (1) during and at the end of which Parent shall have (and its financing sources shall have access to), in all material respects, the Required Information and (2) throughout and at the end of which the conditions set forth in Section 6.01 and Sections 6.02 (other than the receipt of the certificates referred to therein) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25-consecutive-calendar-day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided further that the Marketing Period must occur either entirely before or entirely after the periods (i) from and including December 22, 2006 through and including January 1, 2007, (ii) from and including August 17, 2007 through and including September 3, 2007 or (iii) from and including December 21, 2007 through and including January 1, 2008.  Notwithstanding the foregoing, it is the intention of the parties to and, to the extent practicable and not commercially inadvisable, the parties shall, if the Required Information is available, begin the Marketing Period on the Expected Date with the view to finish the Marketing Period and complete the Debt Financing contemporaneously with the satisfaction of the conditions set forth in Section 6.01(d).  For purposes of this Agreement, the “Expected Date” shall mean the date that Parent’s Nevada counsel reasonably believes (in good faith) (and the Company’s counsel shall not object) is 30 days prior to the date that the conditions set forth in Section 6.01(d) will be satisfied.  Except as provided elsewhere herein, nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent, Merger Sub or as of the Effective Time the Surviving Corporation, including adding other equity providers or operating partners (so long as such agreement or entering into such agreements would not reasonably be expected to materially delay the Closing (including with respect to approvals required in connection therewith under any Gaming Laws)); provided that there shall be no agreement to invest on an exclusive basis prior to the Solicitation Period End-Date.  For the purposes of this Agreement, the term “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Financing Commitment remaining in effect at the time in question).

Section 5.12           Subsequent Filings.  Until the Effective Time, the Company will use reasonable best efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with GAAP.

Section 5.13           Press Releases.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed) or without prior notice by the Company to the Gaming Authorities in accordance with Gaming Laws if required (and which notice the Company shall promptly provide), except to the extent such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow, to the extent practicable, each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the party required to make such disclosure.

Section 5.14           Treatment of Certain Notes.

(a)           At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiary to promptly commence, an offer to purchase, and a related consent solicitation (the “Consent Solicitation”), with respect to any and all of the outstanding aggregate principal amount of each series of the Company’s publicly traded senior notes and/or senior subordinated notes identified by Parent to the Company in writing prior to, on, or after the date hereof (the “Notes”) on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (including the related Consent Solicitation, collectively, the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith.  The Company shall irrevocably take all corporate actions necessary for the Debt Tender Offer and the Consent Solicitation.  Promptly following the expiration date of the Consent Solicitation, assuming the requisite consents are received with respect to such series of Notes, the Company shall execute a supplemental indenture to the indentures governing each such series of Notes (each, an “Indenture”), amending the terms and provisions of each such Indenture as reasonably requested by Parent and as set forth in the Debt Tender Offer documents sent to holders of such series of Notes (which amendment may include the elimination of all or substantially all of the covenants contained in such Notes or the Indenture related thereto which can be eliminated upon the favorable vote of the holders of a majority of the principal amount  thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing.  The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer.  The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing.  Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent.  Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(b)           If requested by the Parent in writing, in lieu of commencing a Debt Tender Offer for any series of Notes, the Company shall, to the extent permitted by such series of Notes and the applicable Indenture, (A) substantially simultaneous with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of  Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes.  The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of any Series of Notes identified to the Company by Parent in writing at any time.

(c)           At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiary to promptly commence, such actions in respect of the Company’s floating rate senior convertible notes due 2024 (the “Convertible Notes”), subject to the immediately following sentence, as are reasonably requested by Parent on price terms that are acceptable to Parent and such other terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing.  Such actions in respect of the Convertible Notes may include a consent solicitation to amend the indenture governing the Convertible Notes (the “Convertible Indenture”) to cause the convertible notes that have the right to convert into Shares or the Merger Consideration to be settled at Closing and not thereafter; provided that (i) Parent may not require the Company to conduct any tender offer or exchange offer with respect to the Convertible Notes, and (ii) the consummation of any such actions (including any consent solicitation) shall not be a condition to Closing.

(d)           Parent shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses), reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the

Debt Tender Offer or Discharge in respect of any series of Notes.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 5.14 with respect to any Debt Tender Offer or Discharge (other than as a result of the Company’s fraud or willful misconduct); provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred is attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(e)           The Company shall be deemed to have satisfied each of its obligations set forth in clauses (a) through (d) of this Section 5.14 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer, Discharge or actions in respect of the Convertible Notes.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Vote.

(b)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Debt Financing shall be in effect; provided that a party shall not be relieved of its obligation to effect the Merger if it has not used its reasonable best efforts to contest such order, injunction, decree or other legal restraint or prohibition.  No statute, rule or regulation, shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Debt Financing.

(c)           HSR Act.  Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted.

(d)           Regulatory Approvals.  Each of Parent and Merger Sub shall have obtained any and all Gaming Approvals (taking into account the final two sentences of Section 5.05(e)) required to be obtained prior to the Effective

Time in connection with the transactions contemplated by this Agreement, which Gaming Approvals shall have been granted without the imposition of limitations, restrictions or conditions that are inconsistent with Section 5.05 and without the imposition of a Burdensome Condition.

Section 6.02           Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in the first four sentences of Section 3.02 (Capitalization) shall be true and correct in all but de minimis respects, and the representations and warranties of the Company contained in Section 3.03 and the remainder of Section 3.02 shall be true in all material respects, (ii) the remaining representations and warranties of the Company contained in Article III shall be true and correct in all respects (in each case read for purposes of this Section 6.02(a) without any materiality, material or Material Adverse Effect qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Absence of a Material Adverse Effect.  Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Officers Certificate.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).

Section 6.03           Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Section 4.11 shall be true and correct in all material respects, and (ii) the remaining representations and warranties of the Company contained in Article IV shall be true and correct in all respects (in each case read for purposes of this Section 6.03(a) without any materiality or material qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)           Officers Certificate.  The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

Section 7.01           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent, if (i) any court of competent jurisdiction or other Governmental Entity (other than a Gaming Authority) shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non appealable or (ii) any applicable Gaming Authority shall have finally and non-appealably declined to grant any of the Gaming Approvals, the receipt of which is necessary to satisfy the condition set forth in Section 6.01(d); provided that in order for a party to seek to terminate this Agreement pursuant to this Section 7.01(b) it must have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action pursuant to and otherwise in compliance with Section 5.05, including Section 5.05(e), in all material respects;

(c)           by either the Company or Parent, if the Merger shall not have been consummated on or before the Target Regulatory Approval Date (or, if the provisions below in this Section 7.01(c) shall apply, the Extended Date) (the latest such date, the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in Article VI were or were capable of being satisfied on the Target Regulatory Approval Date (other than conditions with respect to actions the respective parties will take at the Closing itself) other than relating to a Gaming Approval, then the date for termination under this Section 7.01(c) shall automatically be extended until the date that is five (5) months following the Target Regulatory Approval Date (the “Extended Date”); provided, further, that if Parent or Merger Sub shall have begun but not completed the Marketing Period by the Extended Date, then Parent may elect to extend the Extended Date by one (1) additional month by delivering written notice to the Company on or prior to the initial Extended Date;

(d)           by either the Company or Parent, if the Special Meeting shall have been convened and a vote to approve this Agreement, shall have been taken thereat and the approval of this Agreement by the Requisite Stockholder Vote shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Merger at a subsequent date);

(e)           by the Company, (i) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (A) the Outside Date and (B) 30 days following written notice to Parent, or which by its nature or timing cannot be cured within such time period; or (ii) if at any time, the Limited Guarantees or the Equity Financing Commitments are not in full force and effect in all material respects (with respect to the commitment to pay or fund thereunder) and such condition continues until the earlier of (1) the Outside Date and (2) thirty (30) days following written notice to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) are incapable of being satisfied;

(f)            by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a) or 6.02(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) are incapable of being satisfied;

(g)           by Parent, if (i) a Change of Board Recommendation shall have occurred, (ii) the Board of Directors of the Company (acting through the Special Committee, if it still exists) shall (A) approve, adopt or recommend any Superior Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) after the Solicitation Period End-Date, the Company fails to issue a press release that reaffirms the Company Board Recommendation within five (5) Business Days of the date any Acquisition Proposal or any material modification thereto is first publicly disclosed, (iv) the Company shall have failed to include in the Proxy Statement distributed to stockholders its recommendation that the stockholders approve this Agreement and the transactions contemplated hereby, including the Merger, (v) the Company shall have willfully and materially breached the covenants and agreements in Section 5.02 or 5.04 (other than Section 5.04(c)) in any material respects, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h)           by the Company if all the closing conditions contained in Section 6.01 and 6.02 have been satisfied (or are capable of being satisfied), the Marketing Period shall have occurred and Parent fails to fund the Payment Fund at the Closing; or

(i)            by the Company at any time prior to receipt of the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, clause (z) of Section 5.02(e); provided, that the Company shall substantially concurrently with such termination enter into the Alternative Acquisition Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02           Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the applicable provisions of Sections 5.03(b), 7.02, 7.03, 7.04, 7.05, 7.06 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.  Notwithstanding the foregoing, except to the extent set forth in Section 7.04, no party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

Section 7.03           Fees and Expenses.

(a)           Whether or not the Merger is consummated, except to the extent otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and Expenses.

(b)           Notwithstanding the foregoing;

(i)            If (I)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement and prior to the Special Meeting or any adjournment or postponement thereof at which the vote under Section 7.01(d) is taken, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company and not withdrawn or terminated, or (B) Parent terminates this Agreement pursuant to Section 7.01(f) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 7.01(f), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company and not withdrawn or terminated, or (C) Parent or the Company terminates this Agreement pursuant to Section 7.01(c) and, at any time after the date of this Agreement, and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company and not withdrawn or terminated, and (II) within nine (9) months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal (which may be the same or a different Acquisition Proposal as that referred to in the immediately preceding clause (I)) or consummates any such Acquisition Proposal, then the Company shall pay to Parent the Breakup Fee (minus any payment previously made or due in accordance with Section 7.03(b)(iv) below), by wire transfer of same day funds, on the date of entry into an agreement or consummation of such an Acquisition Proposal, as the case may be; provided that for purposes of this Section 7.03, (x) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g)(i), except that the references to “at least 20%” shall be deemed to be references to “more than 50%”.

(ii)           (A) If the Company terminates this Agreement pursuant to Section 7.01(e) or 7.01(h) as a result of a breach by Parent or Merger Sub of its respective obligation to effect the Closing pursuant to Section 1.02 hereof and satisfy its obligations under Article II, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.02, and (B) Parent and Merger Sub failed to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments, then Parent and Merger Sub, collectively shall pay the Reverse Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination), payable by wire transfer of same day funds.

(iii)          If (A) Parent terminates this Agreement pursuant to Section 7.01(g) or (B) the Company terminates this Agreement pursuant to Section 7.01(i), then the Company shall pay to Parent as promptly as reasonably practicable the Breakup Fee, in the case of clause (A) as promptly as practicable (but in any event within five Business Days) after such termination and in the case of clause (B) concurrently with such termination.

(iv)          If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(d), then the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented Expenses (not to exceed $60,000,000) by wire transfer of same day funds, within five (5) Business Days of such termination; provided that the payment by the Company of such Expenses pursuant to this Section 7.03(b)(iv) shall not relieve the Company of any obligation, if any, to pay the Breakup Fee pursuant to Section 7.03(b)(i).

(v)           If this Agreement is terminated pursuant to Section 7.01(c), and, at the time of such termination, (A) the condition set forth in Section 6.01(d) has not been satisfied and the conditions set forth in Sections 6.01(a)-(c), 6.02 and 6.03 have been satisfied (or are capable of being satisfied at a Closing), (B) the Company shall not have meaningfully contributed to the failure to satisfy the condition set forth in Section 6.01(d) and (C) the Company is not in breach of Section 3.04 or otherwise in material breach of this Agreement, then Parent and Merger Sub collectively shall pay the Regulatory Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and in any event within five Business Days following such termination), payable by wire transfer of same day funds.  For the avoidance of doubt, the disclosure of objective facts (and not opinions or any other subjective statements) by the Company as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the Company is subject that is not made for the purposes of triggering a Regulatory Breakup Fee shall not, in and of themselves, constitute a meaningful contribution by the Company as referenced above.

(c)           “Breakup Fee” means an amount in cash equal to $500,000,000, which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account designated by the recipient.

(d)           “Regulatory Breakup Fee”  means an amount of cash equal to $250,000,000, which Regulatory Breakup Fee shall be paid (when due and owing) by Parent and Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

(e)           “Reverse Breakup Fee” means an amount in cash equal to $500,000,000, which Reverse Breakup Fee shall be paid (when due and owing) by Parent and Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

(f)            “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(g)           Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Breakup Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Reverse Breakup Fee or Regulatory Breakup Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

Section 7.04           Maximum Recovery.  Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing or otherwise are in breach of this Agreement, then the liability of Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall be limited to the amount of the Reverse Breakup Fee (or the Regulatory Breakup Fee, if applicable); no Person shall have any rights under any Equity Financing Commitments (except as expressly provided therein)), whether at law or equity, in contract, in tort or otherwise (without prejudice to the Company’s rights under the Limited Guarantee, dated as of December 19, 2006, by Apollo in favor of the Company and the Limited Guarantee, dated as of December 19, 2006 by TPG in favor of the Company (the “Limited Guarantees”)); provided, however, that if Parent or Merger Sub shall have willfully and materially breached this Agreement, then such liability shall be limited to the amount of the Reverse Breakup Fee and not the amount of the Regulatory Breakup Fee.  None of Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein (including Section 8.04(c)).

Section 7.05           Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.06           Extension; Waiver; Remedies.

(a)           At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)           The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII
MISCELLANEOUS

Section 8.01           Representations and Warranties.  The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.  Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

Section 8.02           Entire Agreement; Assignment.  This Agreement, together with the Disclosure Letter, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.  For the avoidance of doubt, the standstill provisions of the Letter Agreement, dated as of September 8, 2006, as amended by the Letter Agreement, dated as of September 22, 2006, by and between an Affiliate of Apollo Management L.P. and Harrah’s Operating Company, Inc. and the standstill provisions of the Letter Agreement, dated as of February 3, 2006, as amended by the Letter Agreement, dated as of September 22, 2006, by and between TPG Partners IV, L.P. and Harrah’s Operating Company, Inc. (the “Confidentiality Agreements”), shall be void and supplanted by the terms of this Agreement.

Section 8.03           Jurisdiction; Venue.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.04           Validity; Specific Performance.

(a)           Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)           The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity if they are not in material breach of any of their respective obligations hereunder.  The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 7.01, 7.03 and 7.04.

(c)           Notwithstanding the foregoing, it is agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded and draw upon the Debt Financing at the Closing if all of the conditions to Closing set out in Section 6.01 and Section 6.02 are satisfied (or are capable of being satisfied upon the Closing), the funds contemplated by the Debt Financing shall be available and the Company shall not be in material breach of this Agreement.  For the avoidance of doubt, whether or not the Company is entitled to seek specific performance pursuant to the provisions of the foregoing sentence or otherwise, in no event shall the Company be entitled to monetary damages in excess of the amount of the Reverse Breakup Fee.

Section 8.05           Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

Hamlet Merger Inc.
c/o Apollo Management V, L.P.
9 West 57th Street
43rd Floor
New York, New York  10019
Attention:  Eric L. Press
Facsimile:  212.515.3288

and

c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Forth Worth, TX  76102
Attention:  Clive Bode

Facsimile:  817.850.4651

with a copy to each of:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:  Michael L. Ryan, Esq.
                  Paul J. Shim, Esq.
Facsimile:  212.225.3999

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Steven A. Cohen, Esq.
                  Gregory E. Ostling, Esq.
Facsimile:  212.403.2000

if to the Company:

Harrah’s Entertainment, Inc.
One Caesars Palace Drive
Las Vegas, Nevada 89109
Attention:  Stephen H. Brammell, Esq.
Facsimile:  702.407.6418

with copies to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Attention:  Barry L. Dastin, Esq.
                  Russ A. Cashdan, Esq.
Facsimile:  310.788.1200

and

Latham & Watkins LLP
650 Town Center Drive
Suite 20000
Costa Mesa, California 92626
Attention:  Charles Nathan, Esq.

                  Charles K. Ruck, Esq.
Facsimile:  714.755.8290

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.06           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to conflict of law principles thereof).

Section 8.07           Interpretation.  The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.  The word “day” means calendar day.  Unless the context requires otherwise, derivative forms of any term defined herein shall have a meaning comparable to that of such term.  The word “or” when used in this Agreement is not exclusive.  References to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits shall refer respectively to the preamble, recitals, articles, sections, schedules or exhibits of this Agreement, unless otherwise expressly provided.  References in this Agreement to any legal provision include a reference to such legal provision as from time to time amended, consolidated or replaced.  References to this Agreement or to any other document include a reference to this Agreement or such document as varied, amended, modified, novated or supplemented from time to time.  References to any Person include such Person’s successors in interest and permitted assigns.  All references to dollars or “$” are to U.S. dollars.

Section 8.08           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.07, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06, Section 7.04 and the last sentence of Section 8.04(b) (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.09           Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.10           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.11           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

(b)           “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(c)           “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d)           “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(e)           “Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement;

(f)            “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments;

(g)           “Company SEC Reports” shall mean all filings made by the Company with the SEC since December 31, 2004, including those that the Company may file after the date of this Agreement until the Closing Date;

(h)           “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations;

(i)            “GAAP” shall mean United States generally accepted accounting principles;

(j)            “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or issuable by any Gaming Authority or under any Gaming Law which are necessary to permit the parties hereto to consummate the transactions contemplated by this Agreement or to permit Parent to own and operate the Company;

(k)           “Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling applicable to the Company;

(l)            “Gaming Laws” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization (including any condition or limitation placed thereon and including liquor laws) governing or relating to the current or contemplated casino, hotel and gaming activities and operations of the Company (including all Laws relating to related activities such as liquor, cabaret and the like);

(m)          “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(n)           “including” shall be deemed to be followed by the phrase “without limitation”;

(o)           “knowledge” of the Company means the knowledge of only the persons listed in Section 3.05(a) of the Disclosure Letter;

(p)           “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature;

(q)           “Material Adverse Effect” shall mean a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, except (other than in clauses (B), (C) and (G) below) to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, that, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following:  (A) changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction or regulatory or political conditions or developments, or (B) public disclosure of this Agreement or the transactions contemplated hereby, or (C) any taking of any action specifically required by this Agreement, or (D) changes in Law or GAAP (or the interpretation thereof), or (E) any outbreak or escalation of hostilities or war or any act of terrorism, or (F) any weather-related or other force majeure event, or

(G) changes in the Company’s share price or trading volume of the Shares or the mere fact of a failure to meet projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such change or fact may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries. taken as a whole);

(r)            “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) Liens for existing indebtedness as of the date hereof (which indebtedness is described in the Company SEC Reports), or (iv) any other Liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have, individually or in the aggregate, a material effect on the assets or properties to which they relate or the ability of Parent to obtain the Debt Financing;

(s)           “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(t)            “Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice or arrangement, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or otherwise providing benefits to any current, former or future employee, consultant, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependent thereof;

(u)           “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries; and

(v)           “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

HAMLET HOLDINGS LLC

By:	/s/ Eric L. Press
Name: Eric L. Press
Title: Co - President of Hamlet Holdings LLC and Co - President of Hamlet Merger Inc.

HAMLET MERGER INC.

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Co - President of Hamlet Merger Inc. and Co - President of Hamlet Holdings LLC

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Gary W. Loveman
Name: Gary W. Loveman
Title: Chairman, Chief Executive Officer and President